Exhibit 10.3

LIMITED WAIVER AND DEFERRAL AGREEMENT

THIS LIMITED WAIVER AND DEFERRAL AGREEMENT (this “Waiver”) is dated and effective as of May 17, 2024 between REED’S, INC., a Delaware corporation (the “Company”), the Holders party hereto, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Holder Representative and Collateral Agent (the “Agent”).

WHEREAS, on May 9, 2022, the Company, the Holder Representative and each purchaser on the schedule of purchasers thereto entered into that certain Note Purchase Agreement, (as amended, the “Note Purchase Agreement”), pursuant to which the Company issued 10% Secured Convertible Notes, (as amended each, a “Note”, and collectively, the “Notes”), and as of the date hereof, the outstanding Notes include Note No. 1, Note No. 2, Note No. 3 and Note No. 4 (the “Original Notes”) and Note No. 9, Note No. 10, Note No. 11, Note No. 12, Note No. 13, Note No. 14, Note No. 15 and Note No. 16 (the “Option Notes”).

WHEREAS, on February 10, 2023, the Company, the Holders and the Agent entered into a Limited Waiver and Deferral Agreement (the “February 2023 Limited Waiver”), pursuant to which the parties agreed to, among other things, (i) waive certain provisions of the Notes relating to a Fundamental Change resulting from a delisting of the Common Stock, (ii) waiving certain Events of Default, (iii) foregoing certain Amortization Payments through June 30, 2023 and (iv) deferring certain fees payable under the Notes with regard to the Indebtedness of the ABL Lenders arising under the ABL Debt Documents at each calendar month end exceeding the applicable amount set forth in clause (n) of the definition of Permitted Indebtedness.

WHEREAS, on April 11, 2023, the Company, the Holders and the Agent entered into a Limited Waiver, pursuant to which the parties agreed to further waive certain provisions of the Notes relating to the Fundamental Change resulting from the delisting of the Common Stock from the Nasdaq Stock Market (the “Delisting”).

WHEREAS, on May 30, 2023, the Company, the Holders and the Agent entered into a Limited Waiver and Deferral Agreement (the “May 2023 Limited Waiver”), pursuant to which the parties agreed to, among other things, (i) further defer the Deferred ABL Fees (as defined in the February 2023 Limited Waiver) to September 29, 2023, and (ii) rescind the Holders’ election to receive monthly Amortization Payments otherwise due and payable during the period from December 1, 2022 until September 29, 2023.

WHEREAS, on October 5, 2023, the Company, the Holders and the Agent entered into a Limited Waiver and Deferral Agreement (the “October 2023 Limited Waiver”), pursuant to which the parties agreed to, among other things, (i) further defer the Updated Deferred ABL Fees (as defined in the October 2023 Limited Waiver) to November 28, 2023, and (ii) rescind the Holders’ election to receive monthly Amortization Payments otherwise due and payable during the period from December 1, 2022 until October 31, 2023.

WHEREAS, on February 12, 2024, the Company, the Holders and the Agent entered into a Limited Waiver, Deferral and Amendment and Restatement Agreement (as such agreement was subsequently amended, the “A&R Agreement”), pursuant to which the parties agreed to, among other things, (i) waive certain Defaults and Events of Default with respect to the Notes and (ii) subject to the satisfaction of certain conditions precedent (the “A&R Conditions Precedent”), to amend and restate the Notes and to equitize certain interest and fees owing on the Notes as set forth in the A&R Agreement.

WHEREAS, the A&R Conditions Precedent were never satisfied (and as a result the A&R Effective Date (as defined in the A&R Agreement) never occurred) and the waivers provided by the A&R Agreement have expired.

WHEREAS, the Company (i) has paid all accrued and unpaid Cash Interest (other than Default Interest (as defined below)) on the Original Notes through May 9, 2024 and (ii) assuming the satisfaction of the conditions set forth in Section 6 of this Waiver, will have paid all accrued and unpaid Cash Interest (other than Default Interest) on the Option Notes through April 30, 2024.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound hereby, agree as follows:

1. Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Notes.

2. Representations and Warranties. The Company hereby represents and warrants that after giving effect to this Waiver, all representations and warranties contained in the Notes are true and correct, in all material respects, on and as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (b) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

3. Waivers.

(a) Subject to the satisfaction of the conditions precedent set forth in Section 6 of this Waiver, Agent (as directed by all Holders below) and the Holders party hereto hereby temporarily waive the Specified Events of Default under the Notes (as listed on Annex A hereto) through and including the earlier to occur of (i) the date that any Event of Default (other than a Specified Event of Default) occurs under the Notes or any other Note Document and (ii) June 10, 2024 (such period, the “Waiver Period”).

(b) Except as set forth in Section 3(a), in the event that the Specified Events of Default have not been resolved in a manner acceptable to the Majority Holders on or before the expiration of the applicable Waiver Period, (i) the waiver provided in Section 3(a) shall terminate immediately, and (ii) the Specified Events of Default shall be deemed to have occurred and be continuing for all purposes of the Notes and the other Note Documents.

(c) Subject to the satisfaction of the conditions precedent set forth in Section 6 of this Waiver, Agent (as directed by all Holders below) and the Holders party hereto hereby temporarily waive any requirement pursuant to Section 6 of the Notes that the Company conduct a repurchase of Notes as a result of the Delisting prior to June 10, 2024, provided, that, for all purposes under the Notes, the Company shall treat the Delisting, and the resulting Fundamental Change and Make-Whole Fundamental Change, as if they occurred and became effective on and as of June 10, 2024.

(d) This Section 3 shall be effective only to the extent specifically set forth herein and shall not be construed as a consent to or waiver of any breach or Default other than as specifically waived herein and shall not (i) affect the right of Agent or any of the Holders to demand strict compliance by Company with all terms and conditions of the Notes, except as specifically consented to, modified or waived by the terms hereof, (ii) be deemed a consent to or waiver of any future transaction or action on the part of any Note Party requiring the Holders’ or the Majority Holders’ consent or approval under the Notes, or (iii) diminish, prejudice or waive any of Agent’s or any Holders’ rights and remedies under the Notes or applicable law, whether arising as a consequence of any Event of Default which may now exist or otherwise, and Agent and each of the Holders hereby reserve all of such rights and remedies. For the avoidance of doubt and notwithstanding anything herein to the contrary, to the extent any provision of the Notes is qualified by, or requires the absence of, any Default or Event of Default, a Default or Event of Default shall be deemed to not have occurred for purposes of such provisions.

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4. Certain ABL Fees, Conversion/PIK Schedule and Default Interest.

(a) Certain ABL Fees and Amortization. Subject to the satisfaction of the conditions precedent set forth in Section 6 of this Waiver:

(i) Notwithstanding anything to the contrary in the February 2023 Limited Waiver, the May 2023 Limited Waiver, the October 2023 Limited Waiver, the A&R Agreement or Section 12(g) of the Notes, the Updated Deferred ABL Fees (as defined in the October 2023 Limited Waiver) and any fee payable pursuant to Section 12(g) of the Notes between November 28, 2023 and June 10, 2024, shall become due and payable in cash on June 10, 2024. The Company and the Holders acknowledge and agree that a complete listing of all fees payable pursuant to Section 12(g) of the Notes as of the date hereof is set forth on Annex B hereto.

(ii) Notwithstanding anything to the contrary in Section 2(b) of the Notes, (i) the Holders agree to rescind their election to receive monthly Amortization Payments otherwise due and payable during the period from December 1, 2023 until June 30, 2024 (the “Foregone Amortization Payments”), (ii) the applicable portion of the aggregate Principal Amounts included in the Foregone Amortization Payments shall remain part of the aggregate Principal Amount of the applicable Note outstanding and shall become due and owing in accordance with the terms of such Notes and (iii) Interest shall continue to accrue on such Principal Amounts without interruption (which interest, in the case of all periods from, and including, December 1, 2023 shall include Default Interest (as defined below) as contemplated by Section 2(a) of the Notes and Section 4(c) of this Waiver). The Company and Holders hereby acknowledge and agree that Amortization Payments shall resume on July 1, 2024. The Company and Holders hereby acknowledge and agree that the updated amortization schedule is, as of the date hereof, true and accurate as set forth on Annex C hereto. For the avoidance of doubt, such updated amortization schedule has been calculated without consideration of any Default Interest paid or payable after the date hereof as contemplated by Section 2(a) of the Notes and Section 4(c) of this Waiver.

(b) Conversion/PIK Schedule. The Company and Holders hereby acknowledge and agree that the Conversion/PIK Schedule in respect of each of the Original Notes is, as of the date hereof, true and accurate as set forth on Annex D hereto.

(c) Default Interest. Regardless whether any of the conditions set forth in Section 6 of this Waiver have been satisfied, the Company acknowledges and agrees that, consistent with the A&R Agreement, all outstanding Obligations under the Notes continue to bear interest, payable whenever Interest is otherwise payable pursuant to the notes, at the rate otherwise applicable thereto plus 2.00% per annum (“Default Interest”), and that such Default Interest is payable notwithstanding the absence of any Defaults or Events of Default as a result of the waivers provided pursuant to this Waiver. The parties acknowledge and agree that (i) through May 9, 2024, cash Default Interest totaling $48,797.58 was accrued and unpaid with respect to the Original Notes and (ii) through April 30, 2024, cash Default Interest totaling $33,750.21 was accrued and unpaid with respect to the Option Notes.

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5. Releases.

(a) The Company, on behalf of itself and each of the Note Parties (and on behalf of each Affiliate thereof) and for itself and for its successors in title and assignees and, to the extent the same is claimed by right of, through or under any of the Note Parties, for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent, and each of the Holders in their respective capacities as such under the Note Documents, and the Agent’s and each Holder’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent and each of the Holders or any of their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Notes or any other Note Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”); provided, that, no Releasing Party shall have any obligation with respect to Claims to the extent such Claims are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Releasee. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 5.

(b) The Company, on behalf of each Note Party, itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Note Party pursuant to Section 5(a) of this Waiver. If any Note Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Note Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

6. Conditions to Effectiveness. This Waiver shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent (at the direction of all Holders):

(a) This Waiver shall have been duly executed and delivered by the Company, the Agent, and the Majority Holders, and the Agent shall have received evidence thereof.

(b) After giving effect to this Waiver, no Default or Event of Default shall have occurred and be continuing.

(c) The Company shall have paid (i) all accrued and unpaid Interest (other than Default Interest) as of April 30, 2024 on the Option Notes, totaling $39,781.33, (ii) all outstanding fees and expenses of King & Spalding LLP, counsel to the Holders, and (iii) all outstanding fees and expenses of Chapman and Cutler LLP, counsel to the Agent.

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7. Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

8. Reaffirmation of Obligations. The Company hereby ratifies the Note Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Note Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

9. Note Document. This Waiver shall constitute a Note Document under the terms of each Note.

10. Multiple Counterparts. This Waiver may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Waiver by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Waiver.

11. Governing Law. THIS WAIVER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE BASED UPON, ARISING OUT OF OR RELATING TO THIS WAIVER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12. Consent to Jurisdiction; Service of Process; Agreement of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in subsections 13(h) and 13(i) of the Notes are hereby incorporated by reference.

13. Agent Authorization. Each of the undersigned Holders hereby authorizes and directs Agent to execute and deliver this Waiver on its behalf and, by its execution below, each of the undersigned Holders agrees to be bound by the terms and conditions of this Waiver. In executing this Waiver, the Agent shall be entitled to all of the rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Note Documents.

[Signature page follows]

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IN WITNESS WHEREOF, this Limited Waiver and Deferral Agreement has been duly executed and delivered by each of the parties hereto as of the date first above written.

COMPANY:		HOLDER REPRESENTATIVE:

Reed’s, Inc.		Wilmington Savings Fund Society, FSB, solely in its capacity as the Holder Representative

By:	/s/ Norman E. Snyder, Jr.	By:	/s/ Raye Goldsborough
Name:	Norman E. Snyder, Jr	Name:	Raye Goldsborough
Title:	CEO	Title:	Vice President

HOLDERS:		COLLATERAL AGENT:

Whitebox Multi-Strategy Partners, LP		Wilmington Savings Fund Society, FSB, solely in its capacity as the Collateral Agent

By:	/s/ Andrew Thau	By:	/s/ Raye Goldsborough
Name:	Andrew Thau	Name:	Raye Goldsborough
Title:	Authorized Signatory	Title:	Vice President

Whitebox Relative Value Partners, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Authorized Signatory

Pandora Select Partners, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Authorized Signatory

Whitebox GT Fund, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Authorized Signatory

[Signature Page to Limited Waiver]

Annex A to

Limited Waiver and Deferral Agreement

Specified Events of Default

1.	The Company’s failure to comply with Section 4(f) of the Notes on or prior to the date hereof.

2.	The Company’s failure to comply with Section 7(w) of the Notes on or prior to the date hereof by maintaining Indebtedness in favor of the ABL Lenders arising under the ABL Debt Documents that exceeds the amount permitted by clause (n) of the definition of Permitted Indebtedness in the Notes.

3.	The Company’s failure to comply with Section 7(kk) of the Notes on or prior to the date hereof.

4.	The Company’s failure to timely pay on or prior to the date hereof (a) the Principal Amount as required by Section 2(a) of each Option Note at their maturity, (b) any Cash Interest (including Default Interest) as required by Section 2(d) of each Option Note, (c) the Principal Amount of any amortization payment pursuant to Section 2(b) of each Original Note and (d) any Cash Interest or PIK Interest (including Default Interest) as required by Section 2(d) of each Original Note.

5.	The Company’s failure to timely pay (a) on or prior to the date hereof the Amortization Payments due on December 1, 2023, January 1, 2024, February 1, 2024, March 1, 2024, April 1, 2024 and May 1, 2024 as required by Section 2(b) of the Notes, or (b) on or prior to the date hereof the Excess ABL Fee as required under Section 12(g) of the Notes.

Annex B to

Limited Waiver and Deferral Agreement

ABL Fees

Fees payable pursuant to Section 12(g) with respect to Indebtedness in favor of the ABL Lenders arising under the ABL Debt Documents for the month ending as of each date listed below:

Date	Excess ABL Fee

[OMITTED]

Annex C to

Limited Waiver and Deferral Agreement

Updated Amortization Schedule

(Calculated without giving effect to Default Interest occurring after the date hereof)

See Attached

[OMITTED]

Annex D to

Limited Waiver and Deferral Agreement

Conversion / PIK Schedules

See attached.

[OMITTED]